Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 6, 2020, with respect to the consolidated financial statements of E2open Holdings, LLC and Subsidiaries, included in the Proxy Statement of CC Neuberger Principal Holdings I that is made a part of Amendment No.1 to the Registration Statement (Form S-4 No. 333-249953) and Prospectus of CC Neuberger Principal Holdings I for the registration of 56,750,000 shares of its Class A common stock, 24,080,000 warrants to purchase Class A common stock, and 2,500,000 shares of its Series B-1 common stock.

/s/ Ernst & Young LLP

Austin, Texas

December 14, 2020